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                                                                     EXHIBIT 4.1

                            Certificate of Amendment
                                     to the
                  Second Restated Certificate of Incorporation
                                       of
                         Triangle Pharmaceuticals, Inc.

         Triangle Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Triangle Pharmaceuticals, Inc.
The corporation's Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 30, 1996 and was amended pursuant to two Certificates of Designation filed on December 23, 1998 and February 8, 1999,respectively.

         2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment was adopted by the corporation's Board of Directors and stockholders.

         3. The Second Restated Certificate of Incorporation is hereby amended as follows: Paragraph (A) of Article IV is deleted and replaced with the following:

         "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is one hundred seventy-five million (175,000,000), and the total number of shares of Preferred Stock which the corporation is authorized to issue is ten million (10,000,000), which shares of Preferred Stock shall be undesignated as to series."

         IN WITNESS WHEREOF, this Certificate of Amendment has been signed under the seal of the corporation as of the 10th day of October, 2001.

                             TRIANGLE PHARMACEUTICALS, INC.
                             a Delaware corporation

                             By:   /s/ Chris A. Rallis
                                 --------------------------------------------
                                   Chris A. Rallis
                                   President and Chief Operating Officer

                             ATTEST:


                                   /s/ R. Andrew Finkle
                                   ------------------------------------------
                                   R. Andrew Finkle
                                   Executive VP, General Counsel & Secretary